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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         This Agreement made effective as of January 21, 2005, by and between AMERICAN HOMEPATIENT, INC., a Tennessee corporation (collectively, with its parent, American HomePatient, Inc., a Delaware corporation, the "Company"), and STEPHEN CLANTON (the "Executive").

         In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                   SECTION I
                                   EMPLOYMENT

         The Company desires to employ the Executive in such capacity and the Executive agrees to be employed by the Company upon the terms and conditions provided in the Agreement.

                                   SECTION II
                          POSITION AND RESPONSIBILITIES

         During the Period of Employment (as such term is defined herein below), the Executive agrees to serve as Executive Vice President and Chief Financial Officer of the Company and to be responsible for the typical management responsibilities expected of an officer holding such positions and such other responsibilities as may be assigned to Executive from time to time by the Board of Directors of the Company consistent with such positions.

                                  SECTION III
                                TERMS AND DUTIES

         A. Period of Employment.

         The period of Executive's employment under this Agreement will commence as of January 3, 2005, and shall continue through December 31, 2005 ("Initial Term"), subject to extension or termination as provided in this Agreement ("Period of Employment"). Upon expiration of the Initial Term, the Period of Employment shall automatically extend for additional one (1) year periods, unless either party gives written notice at least thirty (30) days in advance of the expiration of the then current period of employment of such party's intent not to extend the Period of Employment.

         B. Duties.

         During the Period of Employment, the Executive shall devote substantially all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries. The Executive will perform faithfully the duties which may be assigned to him from time to time by the Board of Directors of the Company.


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                                   SECTION IV
                                  COMPENSATION

         For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:

         A. Base Salary.

         The Company shall pay the Executive an annual base salary ("Base Salary") of Two Hundred Ninety Thousand Dollars ($290,000) for the first year of this Agreement, with increases each year thereafter as determined by the Board of Directors. The Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month.

         B. Signing Bonus.

         Upon execution of this Agreement the Company will begin paying to Executive a signing bonus of $80,000. The signing bonus will be will be paid in twelve equal monthly installments beginning January 31, 2005. Executive's right to receive the signing bonus payments shall be subject to his continued employment with the Company at the time that such payments are scheduled to be paid.

         C. Annual Incentive Award.

         The Company will pay annual incentive compensation awards to the Executive in amounts up to fifty percent (50%) of his annual base salary (the "Annual Incentive Award") under such incentive programs as may from time to time be provided to employees of the Company of similar rank, which programs may be created, changed or terminated at any time in the Company's sole discretion.

         D. Stock Options.

         On January 11, 2004, Executive will be granted options to purchase 150,000 shares of the Company's common stock. The exercise price of the options will be the fair market value of the Company's common stock at the close of trading on January 10, 2004. Twenty-five percent (25%) of the options will vest immediately upon their grant. An additional twenty-five percent (25%) of the options will, subject to Executive's continued employment with the Company, vest on each anniversary of this Agreement.

         E. Benefits and Car Allowance.

         Executive will receive a monthly automobile allowance of $700. Executive will be entitled to such medical, dental, disability and life insurance benefits, participation in any profit-sharing plan or similar plans of Company, and such other employee benefits as are provided to employees of the Company of similar rank from time to time.


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                                   SECTION V
                                    BUSINESS

         The Company acknowledges and agrees that Executive shall be based in Nashville, Tennessee metropolitan area and shall on an occasional basis perform his duties and obligations in various other geographic locations. The Company will reimburse the Executive for all reasonable travel, accommodations and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement wherever they may arise.

                                   SECTION VI
                                   DISABILITY

         A. In the event of disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his disability, until such time as Executive's long term disability insurance benefits are available. However, in the event the Executive is disabled for a continuous period of six (6) months after the Executive first becomes disabled, the Company may terminate the employment of the Executive. In this case, normal compensation will cease except for earned but unpaid Base Salary and Annual Incentive Award which would be payable on a prorated basis for the year in which the disability occurred. In the event of such termination, all unvested stock options held by Executive shall be deemed fully vested on the date of such termination.

         B. During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive's obligation to fulfill information and assistance will end.

         C. The term "disability" will have the same meaning as under any disability insurance provided pursuant to this Agreement or otherwise.

                                  SECTION VII
                                      DEATH

         In the event of the death of the Executive during the Period of Employment, the Company's obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and Annual Incentive Award which will be paid on a prorated basis for that year.


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                                  SECTION VIII
                       EFFECT OF TERMINATION OF EMPLOYMENT

         A. If the Executive's employment terminates due to either a Without Cause Termination or a Constructive Discharge (as defined later in this Agreement), the Company will pay the Executive in a lump sum upon such Termination or Constructive Discharge an amount equal to one hundred percent (100%) of his Base Salary as in effect at the time of such termination Earned but unpaid Base Salary will also be paid in a lump sum at such time. If the Executive's employment terminates due to either a Without Cause Termination or a Constructive Discharge or pursuant to Section XI, all stock options ("Options") granted to the Executive by the Company shall be deemed vested, and the Company shall cause the Options to remain exercisable for the remainder of their stated term.

         B. If the Executive's employment terminates due to a Termination for Cause, earned but unpaid Base Salary will be paid on a pro-rated basis for the year in which the termination occurs. No other payments will be made by the Company.

         C. Upon termination of the Executive's employment, the Period of Employment will cease as of the date of the termination.

         D. For this Agreement, the following terms have the following meanings:

            1. "Termination for Cause" means termination of the Executive's employment by the Company's Board of Directors, acting in good faith, by written notice to the Executive specifying the event(s) relied upon for such termination, due to the Executive's serious misconduct with respect to his duties under this Agreement, which has resulted or is likely to result in material economic damage to the Company, including but not limited to a conviction for a felony or perpetration of a common law fraud; provided, however, except in the case of a conviction for a felony or a perpetration of a common law fraud, that Company must provide such notice thirty (30) days prior to termination and provide Executive with the opportunity to cure such damage or likely damage, to the Company's reasonable satisfaction, thirty (30) days of such notice.

            2. "Constructive Discharge" means termination of the Executive's employment by the Executive due to a failure of the Company to fulfill its obligations under this Agreement in any material respect including any reduction of the Executive's Base Salary or other compensation other than reductions applicable to all employees of the Company, or other material change by the Company in the functions, duties or responsibilities of the position which would reduce the ranking or level, responsibility, importance or scope of the position. The Executive will provide the Company a written notice which describes the circumstances being relied on for the termination with respect to the Agreement within thirty (30) days after the event giving rise to the notice. The Company will have thirty (30) days to remedy the situation prior to the termination for Constructive Discharge.

            3. "Without Cause Termination" means termination of the Executive's employment by the Company other than due to death, disability, or Termination for Cause.


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                                   SECTION IX
                      OTHER DUTIES OF THE EXECUTIVE DURING
                       AND AFTER THE PERIOD OF EMPLOYMENT

         A. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

         B. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Period of Employment or after except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

         C. During the Period of Employment and for a twelve (12) month (or in the case of a Change in Control payment under Section XI, a twenty-four (24) month) period thereafter (the "Noncompete Period"), the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company. During the Noncompete Period: (i) the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company; (ii) the Executive without prior express written approval by the Board of Directors of the Company will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party primarily engaged, in the United States, in the same or any substantially similar business as conducted by the Company during the Period of Employment; (iii) the Executive without express prior written approval from the Board of Directors, will not solicit any of the then current clients of the Company or discuss with any employee of the Company information related to the operation of any business intended to compete with the Company; and (iv) the Executive will not directly or indirectly hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, other than ownership of less than 5% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope.


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         D. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
Section IX without being required to prove damages or furnish any bond or other security.

         E. The Executive shall not be bound by the provisions of Section IX in the event of the default by the Company in its obligations under this Agreement that are to be performed upon or after termination of this Agreement that has not been corrected or remedied within 30 days after Company's receipt of written notice from the Executive specifying such default.

         F. If the period of time or other restrictions specified in this Section should be adjudged unreasonable at any proceeding, then the period of time or such other restrictions shall be reduced by the elimination or reduction of such portion thereof so that such restrictions may be enforced in a manner adjudged to be reasonable.

                                   SECTION X
                           INDEMNIFICATION, LITIGATION

         The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and bylaws of the Company whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance proceeds related to any award, or any fees or expenses incurred by Executive in connection with any action, suit or proceeding brought by a third party to which he may be made a party by reason of being a director or an officer of the Company. The Company will use its best efforts to obtain directors and officers liability insurance covering the Executive in an amount and with terms and provisions reasonably acceptable to Executive. In the event the Company obtains such insurance for any employee, officer, director or affiliate, the Company shall cause such insurance to cover Executive.

                                   SECTION XI
                                CHANGE IN CONTROL

         A. Effect of Change in Control

         In the event there is a Change in Control (as defined below) and within the twelve (12) month period following such event Executive is terminated in a Without Cause Termination (or in the event Executive is terminated in a Without Cause Termination in contemplation of such a Change in Control) or elects to resign upon written notice to the Company following a Constructive Discharge, the Company shall pay to the Executive the amounts described in (1) and (2) below in lieu of any amounts otherwise payable under Section VIII. Without limiting the foregoing, any Without Cause Termination or Constructive Discharge that occurs within six (6) months prior to a Change in Control shall be deemed to be made in contemplation of such Change in Control.


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         The Company shall pay to the Executive in a lump sum upon such termination or resignation (in no event later than five (5) business days after such termination or resignation) an amount equal to two hundred percent (200%) of the sum of his Base Salary plus an amount equal to two hundred percent (200%) of the Annual Incentive Award Executive received for performance during the Company's immediately preceding fiscal year. The benefits and perquisites described in this Agreement as in effect at the date of resignation or termination of employment will also be continued for twenty-four (24) months from the effective date of termination or resignation pursuant to a Change of Control. Company matching payments for corporate retirement plans will become fully vested.

         B. A "Change in Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than fifty percent (50%) of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than seventy-five percent (75%) of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all of its assets to another corporation or entity which is not a wholly- owned subsidiary, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13 (d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 ("Exchange Act")), shall acquire more than fifty percent (50%) of the outstanding Voting securities of the Company (whether directly, indirectly, beneficially, or of record).

         For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

         C. Excise Tax Indemnification.

         If the Internal Revenue Service asserts, or if Executive or the Company is advised in writing by a nationally recognized accounting firm, that any payment in the nature of compensation to, or for the benefit of, Executive from the Company (or any successor in interest) constitutes an "excess parachute payment" under section 280G of the Internal Revenue Code, whether paid pursuant to this Agreement or any other agreement, and including property transfers pursuant to securities and other employee benefits that vest upon a change in the ownership of effective control of the Company (collectively, the "Excess Parachute Payments") the Company shall pay to Executive, on demand, a cash sum sufficient (on a grossed- up basis) to indemnify Executive and hold him harmless from the following (the "Tax Indemnity Payment"):

               (i) The amount of excise tax under section 4999 of the Internal Revenue Code on the entire amount of the Excess Parachute Payments and all Tax Indemnity Payments to Executive pursuant to this subsection C:


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               (ii) The amount of all estimated local, state, and federal income taxes on all Tax Indemnity Payments to Executive pursuant to this subsection C (determined in each case at the highest marginal tax rate);

               (iii) The amount of any fines, penalties, or interest that have been or potentially will be, assessed in respect of any excise or income tax described in the preceding clauses (a) or (b); so the amounts of Excess Parachute Payments received by Executive will not be diminished by an excise tax imposed under section 4999 of the Internal Revenue Code or by any local, state, or federal income tax payable in respect of the Tax Indemnity Payments received by Executive pursuant to this subsection C.

                                  SECTION XII
                                WITHHOLDING TAXES

         The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                  SECTION XIII
                           EFFECTIVE PRIOR AGREEMENTS

         This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

                                  SECTION XIV
                     CONSOLIDATION, MERGER OR SALE OF ASSETS

         Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a Consolidation, Merger or Sale of Assets, the term "the Company" as used will mean the other corporation or entity and this Agreement shall continue in full force and effect. This Section XIV is not intended to modify or limit the rights of the Executive hereunder, including without limitation, the rights of Executive under Section XI.

                                   SECTION XV
                                  MODIFICATION

         This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.


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                                  SECTION XVI
                           GOVERNING LAW; ARBITRATION

         This Agreement has been executed and delivered in the State of Tennessee its validity, interpretation, performance and enforcement shall be governed by the laws of that state.

         Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                                  SECTION XVII
                                     NOTICES

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to such addresses as may have been furnished by one party to the other party in writing.

                                 SECTION XVIII
                                BINDING AGREEMENT

         This Agreement shall be binding on the parties' successors, heirs and assigns.










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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.




                                         AMERICAN HOMEPATIENT, INC.



                                         By:    /s/ Joseph F. Furlong, III
                                                --------------------------------
                                         Title: Chief Executive Officer
                                                --------------------------------


                                         EXECUTIVE:


                                         /s/ Stephen Clanton
                                         ---------------------------------------
                                         Stephen Clanton














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